Exhibit 3.1

CERTIFICATE OF OWNERSHIP

MERGING

MIVA Name Change, Inc.

INTO

MIVA, Inc.

(Subsidiary into parent pursuant to Section 253 of the General Corporation Law of Delaware)

* * * * * * *

MIVA, Inc., a corporation incorporated on the 16th day of April, 2002, pursuant to the provisions of the General Corporation Law of the State of Delaware;

DOES HEREBY CERTIFY:

FIRST:  That this corporation owns all of the capital stock of MIVA Name Change, Inc., a corporation incorporated on the 2nd day of June, 2009, pursuant to the provisions of the General Corporation Law of the State of Delaware, and that this corporation, by a resolution of its Board of Directors duly adopted on the 3rd day of June, 2009, determined to and did merge into itself MIVA Name Change, Inc., which resolution is in the following words to wit:

WHEREAS, this Corporation lawfully owns all the outstanding shares of MIVA Name Change, Inc. (the “Subsidiary”), a corporation organized and existing under the laws of Delaware;

WHEREAS, the Board of Directors deems it to be in the best interests of this Corporation and its stockholders that the Subsidiary be merged with and into this Corporation on June 9, 2009, at 9:00 a.m. eastern time (the “Effective Date”);

WHEREAS, it is intended that the merger be considered a tax-free plan of reorganization of the Subsidiary pursuant to Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended; and

WHEREAS, the Board of Directors deems it to be in the best interest of this Corporation and its stockholders that the Corporation’s name be changed to Vertro, Inc., pursuant to the authority granted by Section 253 of the General Corporation Law of Delaware, as of the Effective Date.

NOW, THEREFORE, BE IT RESOLVED, that this Corporation merge into itself the Subsidiary and assume all of said Subsidiary’s liabilities and obligations as of the Effective Date.

FURTHER RESOLVED, that pursuant to the authority granted by Section 253 of the General Corporation Law of Delaware, the name of this Corporation is Vertro, Inc. as of the Effective Date and Article FIRST of the Amended and Restated Certificate of Incorporation of this Corporation is changed to read as follows:

FIRST:  The name of the corporation is Vertro, Inc.

FURTHER RESOLVED, that the appropriate officers of this Corporation be and they hereby are directed to make, execute, and acknowledge a certificate of ownership setting forth a copy of the resolutions to merge Subsidiary into this Corporation and to assume Subsidiary’s liabilities and obligations, and the date of adoption thereof, and to file the same in the office of the Secretary of State of Delaware, and a certified copy thereof in the office of the Recorder of Deeds of New Castle County.

FURTHER RESOLVED, that the appropriate officers of this Corporation are hereby authorized to do any and all things and to take any and all actions, whether within or without the State of Delaware, including executing, delivering, acknowledging, filing, recording, and sealing all documents, certificates, statements, or other instruments, and the making of any expenditures, which they deem necessary or advisable in order to carry out the intent and purposes of these resolutions.

SECOND:  That anything herein or elsewhere to the contrary notwithstanding, this merger may be amended or terminated and abandoned by the Board of Directors of MIVA, Inc. at any time prior to the time that this merger filed with the Secretary of State becomes effective.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by an authorized officer this 5th day of June, 2009.

MIVA, Inc.

/s/ John B. Pisaris
John B. Pisaris, General Counsel and Secretary